Exhibit 4.2.4

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIRD AMENDMENT, dated as of December 31, 2003 (this “Amendment”), to the Loan and Security Agreement, dated as of January 6, 2003, as amended by the First Amendment dated as of February 25, 2003, and the Second Amendment dated as of May 15, 2003 (as amended, the “Loan Agreement”), by and among, on the one hand, the lenders identified on the signature pages thereof (each a “Lender” and collectively, the “Lenders”), and WELLS FARGO FOOTHILL, INC. (f/k/a Foothill Capital Corporation), a California corporation, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, NUMATICS, INCORPORATED, a Michigan corporation (“Parent”), each of Parent’s domestic Subsidiaries identified on the signature pages thereof (together with Parent, each a “U.S. Borrower”, and collectively, the “U.S. Borrowers”), NUMATICS LTD., a corporation organized under the laws of Canada (“Canadian Borrower”), and NUMATICS GMBH, a corporation organized under the laws of Germany (“German Borrower” and together with the U.S. Borrowers and the Canadian Borrower, each a “Borrower” and collectively, the “Borrowers”).

WHEREAS, the Borrowers have advised the Agent and the Lenders that the Borrowers intend to (a) sell the Owned Real Property located at 308 Mallory Station Road, Franklin, Tennessee 37067 (the “Franklin Real Property”) and (b) use the Net Cash Proceeds from the sale of the Franklin Real Property to (i) pay in full all Indebtedness outstanding under the Tennessee IRB and (ii) acquire a new manufacturing facility in Mt. Pleasant, Tennessee to be built on real property to be leased from the City of Mt. Pleasant, Tennessee for such purpose (such new manufacturing facility and leased real property, collectively, the “Mt. Pleasant Real Property”);

WHEREAS, the sale of the Franklin Real Property and the use of the Net Cash Proceeds from the sale of the Franklin Real Property to pay in full all Indebtedness outstanding under the Tennessee IRB and to acquire and construct the Mt. Pleasant Real Property (collectively, the “Tennessee Sale Transaction”) are not permitted under the Loan Agreement without the written consent of the Agent and the Lenders;

WHEREAS, the Borrowers have requested that the Agent and the Lenders consent to the Tennessee Sale Transaction and amend certain provisions of the Loan Agreement; and

WHEREAS, the Agent and the Lenders are willing to consent to the Tennessee Sale Transaction and amend certain provisions of the Loan Agreement, in each case, on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Loan Agreement.

2. Existing Definitions. The definition of the term Revolver A Borrowing Base in Section 1.1 of the Loan Agreement is amended by deleting the phrase “Inventory Reserves” in clause (iii)(y) therein and substituting in lieu thereof the phrase “Additional Reserves”.

3. New Definitions. The following definitions are hereby added to Section 1.1 of the Loan Agreement in the appropriate alphabetical order:

“Additional Reserves” means, collectively, the Interest Reserves and the Inventory Reserves.

“Interest Reserves” means, as of any date set forth on Schedule I-1, the amount set forth opposite such date on Schedule I-1; provided, that no portion of the Interest Reserve scheduled to be released on any April 1st or October 1st pursuant to Schedule I-1 shall be released prior to the payment of interest on the Subordinated Notes for the applicable interest period with respect to the Subordinated Notes ending on such date, but shall instead be released concurrently with the payment of interest on the Subordinated Notes for such applicable interest period.

4. Revolver Advances.

(a) Section 2.1(a)(i)(A)(2)(z) is amended by deleting the phrase “Inventory Reserves” therein and substituting in lieu thereof the phrase “Additional Reserves”.

(b) Section 2.1(a)(i)(B)(2)(z) is amended by deleting the phrase “Inventory Reserves” therein and substituting in lieu thereof the phrase “Additional Reserves”.

(c) Section 2.1(a)(i)(C)(2)(z) is amended by deleting the phrase “Inventory Reserves” therein and substituting in lieu thereof the phrase “Additional Reserves”.

5. Borrowing Procedures and Settlements. Section 2.3(i)(i)(A) is amended by deleting the phrase “Inventory Reserves” therein and substituting in lieu thereof the phrase “Additional Reserves”.

6. Letters of Credit. Section 2.12(a)(i) is amended by deleting the phrase “Inventory Reserves” therein and substituting in lieu thereof the phrase “Additional Reserves”.

7. Financial Covenants.

(a) Section 7.20(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a) Minimum EBITDA. Fail to maintain EBITDA, measured on a quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$19,750,000	For the 4 fiscal quarter period ending December 31, 2003
$18,750,000	For the 4 fiscal quarter period ending March 31, 2004
$19,000,000	For the 4 fiscal quarter period ending June 30, 2004
$20,000,000	For the 4 fiscal quarter period ending September 30, 2004
$20,000,000	For the 4 fiscal quarter period ending December 31, 2004

Upon receipt of the Projections to be delivered to Agent pursuant to Section 6.3(c) for the Fiscal Year of Parent and its Subsidiaries ending December 31, 2005, Agent and Administrative Borrower shall negotiate in good faith to determine the minimum EBITDA for each 4 consecutive fiscal quarter period ending during such Fiscal Year; provided, that if Agent and Administrative Borrower cannot agree on the minimum EBITDA for such periods, for purposes of this Section 7.20(a), the minimum EBITDA for each 4 consecutive fiscal quarter period ending during such Fiscal Year shall not be less than $23,000,000.

(b) Section 7.20(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

(b) Fixed Charge Coverage Ratio. Fail to maintain a Fixed Charge Coverage Ratio at the end of each fiscal quarter set forth below of not less than the applicable ratio set forth below:

Fiscal Quarter Ended	Ratio
For the fiscal quarter ending December 31, 2003	0.85 to 1.00
For the fiscal quarter ending March 31, 2004	0.80 to 1.00
For the fiscal quarter ending June 30, 2004	0.82 to 1.00
For each fiscal quarter ending during the period from July 1, 2004 through December 31, 2004	0.87 to 1.00

Upon receipt of the Projections to be delivered to Agent pursuant to Section 6.3(c) for the Fiscal Year of Parent and its Subsidiaries ending December 31, 2005, Agent and Administrative Borrower shall negotiate in good faith to determine the minimum Fixed Charge Coverage Ratio for each 4 consecutive fiscal quarter period ending during such Fiscal Year; provided, that if Agent and Administrative Borrower cannot agree on the minimum Fixed Charge Coverage Ratio for such periods, for purposes of this Section 7.20(b), the minimum Fixed Charge Coverage Ratio for each 4 consecutive fiscal quarter period ending during such Fiscal Year shall not be less than 1:00 : 1.00.

(c) Section 7.20(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

(c) Senior Interest Coverage Ratio. Fail to maintain a Senior Interest Coverage Ratio at the end of each fiscal quarter set forth below of not less than the applicable ratio set forth below:

Fiscal Quarter Ended	Ratio
For the fiscal quarter ending December 31, 2003	4.00 to 1.00
For the fiscal quarter ending March 31, 2004	3.60 to 1.00
For the fiscal quarter ending June 30, 2004	3.80 to 1.00
For the fiscal quarter ending September 30, 2004	4.15 to 1.00
For the fiscal quarter ending December 31, 2004	4.30 to 1.00

Upon receipt of the Projections to be delivered to Agent pursuant to Section 6.3(c) for the Fiscal Year of Parent and its Subsidiaries ending December 31, 2005, Agent and Administrative Borrower shall negotiate in good faith to determine the minimum Senior Interest Coverage Ratio for each 4 consecutive fiscal quarter period ending during such Fiscal Year; provided, that if Agent and Administrative Borrower cannot agree on the minimum Senior Coverage Ratio for such periods, for purposes of this Section 7.20(c), the minimum Senior Interest Coverage Ratio for each 4 consecutive fiscal quarter period ending during such Fiscal Year shall not be less than 4:75 : 1.00.

8. Schedules.

(a) The Loan Agreement is hereby amended by adding new Schedule I-1 thereto, which is attached hereto as Annex I.

(b) Effective upon the consummation of the sale of the Franklin Real Property, each of Schedules E-1, E-2, R-1, 3.1(s), 5.5 and 5.26 of the Loan Agreement shall be deemed amended to delete the reference to the Franklin Real Property thereon.

(c) Effective upon the acquisition and substantial completion of construction of the Mt. Pleasant Real Property (and in the case of Schedules E-1, E-2, R-1 and 3.1(s) of the Loan Agreement, the satisfaction of the requirements set forth in clause (C) of the proviso to Section 9 of this Amendment), each of Schedules E-1, E-2, R-1, 3.1(s), 5.5 and 5.26 of the Loan Agreement shall be deemed to include a reference to the Mt. Pleasant Real Property.

9. Waiver and Consent. Pursuant to the request of the Borrowers and in accordance with Section 15.1 of the Loan Agreement, the Agent and the Lenders hereby (a) consent to, and waive any Event of Default that would otherwise arise under Section 8.2 of the Loan Agreement as a result of a breach of any of Sections 4.1, 7.4 or 7.20(f) of the Loan Agreement or Section 6.05 of the Mortgage with respect to the Franklin Real Property by reason of, the Tennessee Sale Transaction and (b) agree that (i) the Net Cash Proceeds received by the

Borrowers from the sale of the Franklin Real Property shall not be required to be used to prepay the outstanding principal amount of the Loans pursuant to Section 2.4(c)(viii) of the Loan Agreement and (ii) the receipt of such Net Cash Proceeds shall not count toward the $100,000 exception for application of Net Cash Proceeds from sales or dispositions of property or assets to the prepayment of the Term Loans and the Advances set forth in Section 2.4(c)(viii), provided, that:

(A) no Default or Event of Default shall have occurred and be continuing at the time of the sale of the Franklin Real Property or the acquisition of the Mt. Pleasant Real Property or would result therefrom;

(B) all documents relating to the sale of the Franklin Real Property and the acquisition of the Mt. Pleasant Real Property shall be in form and substance satisfactory to the Agent and the Lenders in their Permitted Discretion;

(C) prior to or contemporaneously with the acquisition of the Mt. Pleasant Real Property, the Borrowers shall have delivered to the Agent such security documents, Mortgages, UCC-1 financing statements and other documents (including title policies, surveys, phase-I environmental reports, appraisals, and opinions of counsel), all in form and substance satisfactory to the Agent, that in the Agent’s opinion are necessary or desirable to grant to the Agent, for the benefit of the Lenders, valid and enforceable first priority Liens on the Mt. Pleasant Real Property, subject only to Permitted Liens;

(D) the sale of the Franklin Real Property shall be consummated no later than March 31, 2004 and the acquisition of the leased real property and the construction of the manufacturing facility comprising the Mt. Pleasant Real Property shall be substantially completed within 6 months of the consummation of the sale of the Franklin Real Property;

(E) the Borrowers shall not make expenditures in an aggregate amount in excess of $400,000 in connection with the acquisition of the Mt. Pleasant Real Property prior to the consummation of the sale of the Franklin Real Property;

(F) the aggregate amount of expenditures made by the Borrowers in connection with the acquisition and construction of the Mt. Pleasant Real Property shall not in any event exceed $3,000,000;

(G) the Net Cash Proceeds received by the Borrowers in connection with the sale of the Franklin Real Property (the “Franklin Proceeds”) shall be not less than $4,500,000;

(H) contemporaneously with the sale of the Franklin Real Property:

(I) the Borrowers shall apply a portion of the Franklin Proceeds to the payment in full of all outstanding Indebtedness under the Tennessee IRB and shall provide the Agent and the Lenders with evidence satisfactory to the Agent of the termination of the Tennessee IRB;

(II) the Borrowers shall apply all remaining Franklin Proceeds (after giving effect to the payment in full of all outstanding Indebtedness under the Tennessee IRB) (the “Remaining Franklin Proceeds”) to the payment of the Revolver A Advances; and

(III) concurrently with such payment of the Revolver A Advances, the Agent shall establish and maintain a corresponding reserve against the Revolver A Borrowing Base in the amount of the Remaining Franklin Proceeds (the “Franklin Proceeds Reserve”);

(I) the Borrowers may re-borrow the Remaining Franklin Proceeds, and the Franklin Proceeds Reserve shall concurrently be released, to the extent that the Remaining Franklin Proceeds are either (I) used by the Borrowers within 6 months of the consummation of the sale of the Franklin Real Property to acquire the leased real property and construct the manufacturing facility comprising the Mt. Pleasant Real Property (or in the case of any holdback with respect to the acquisition and construction costs of the Mt. Pleasant Real Property in an amount not to exceed 10% of the aggregate acquisition and construction costs thereof, used by the Borrowers within 90 days of the date that the manufacturing facility comprising the Mt. Pleasant Real Property is substantially completed) or (II) otherwise applied to the Term Loans and the Advances in accordance with Section 2.4(d)(iii)(2) of the Loan Agreement (it being understood that the Agent is hereby authorized by the Borrowers to apply any Remaining Franklin Proceeds to the Term Loans and the Advances in accordance with this clause (II) if the Remaining Franklin Proceeds are not so used within such period of time); and

(J) during the period of time from and after the date of the consummation of the sale of the Franklin Real Property until the date that the Franklin Proceeds Reserve is released in its entirety, the Revolver B Borrowing Base shall be increased by the amount of the Franklin Proceeds Reserve.

10. Conditions to Effectiveness. The effectiveness of this Amendment (including the waiver and consent set forth in paragraph 9 hereof) is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agent is hereafter referred to as the “Amendment Effective Date”):

(a) The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Amendment Effective Date shall be true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date).

(b) No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

(c) The Agent and the Required Lenders shall have executed this Amendment and received a counterpart of this Amendment that bears the signature of each Borrower.

(d) The Borrowers shall have paid to the Agent for the account of the Lenders in accordance with the Lenders’ respective Pro Rata Shares (calculated in accordance with paragraph (g) of the definition thereof) a non-refundable fee in the amount of $50,000, which fee shall be earned in full when paid.

11. Representations and Warranties. Each Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) The representations and warranties herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Amendment Effective Date are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date).

(b) No Default or Event of Default has occurred and is continuing or would result from this Amendment becoming effective in accordance with its terms.

(c) Each Borrower (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Change.

(d) The execution, delivery and performance by each Borrower of this Amendment and the performance by each Borrower of the Loan Agreement, as amended by this Amendment, (i) have been duly authorized by all necessary action, and (ii) do not and will not contravene such Borrower’s Governing Documents.

(e) The execution, delivery, and performance by each Borrower of this Amendment and the performance by each Borrower of the Loan Agreement, as amended by this Amendment, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(f) This Amendment and the Loan Agreement, as amended by this Amendment, when executed and delivered by each Borrower will be the legally valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with their respective terms.

12. Releases of Security Interests. Concurrently with the consummation of the sale of the Franklin Real Property and the application of the Net Cash Proceeds thereof in accordance with Section 9 of this Amendment, the Agent will, at the request of the Borrowers, execute and deliver such instruments and documents, and take such action, as the Borrowers may reasonably request to effect or evidence the termination of the Agent’s security interest in and lien on the Franklin Real Property, but without recourse, representation or warranty of any kind, express or implied, and at the sole cost and expense of the Borrowers.

13. Miscellaneous.

(a) Except as otherwise expressly provided herein, (i) the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date (A) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment and (B) all references in the other Loan Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, (ii) to the extent that the Loan Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent a security interest in or lien on, any collateral as security for the Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent or the Lenders under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(b) Except as otherwise expressly provided herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Loan Agreement or any other Loan Document and the Agent and the Lenders expressly reserve all of their rights and remedies under the Loan Agreement and the other Loan Documents, under applicable law or otherwise.

(c) Each Borrower hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement if any representation or warranty made by any Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made.

(d) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(e) Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(f) This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:

NUMATICS, INCORPORATED
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Vice President

MICRO-FILTRATION, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATION, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATECH, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

ULTRA AIR PRODUCTS, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

MICROSMITH, INC.
an Arizona corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

EMPIRE AUTOMATION SYSTEMS, INC.
a New York corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATICS LTD.
a Canadian corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATICS GMBH
a German corporation

By:	/s/ John H. Welker
Name:	John H. Welker
Title:	General Manager

AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC.
a California corporation, as Agent and as Lender

By:	Vincent J. Egan, Jr.
Name:	Vincent J. Egan, Jr.
Title:	Vice President

LENDERS:

ABLECO FINANCE LLC
a Delaware limited liability company, as a Lender

By:	/s/ Kevin P. Genda
Name:	Kevin P. Genda
Title:	Senior Vice President

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
a Delaware limited partnership, as a Lender

By:	Highbridge/Zwirn Capital Management, LLC,
its General Partner

By:	/s/ Daniel B. Zwirn
Name:	Daniel B. Zwirn
Title:	Managing Member

LASALLE BUSINESS CREDIT, LLC
a Delaware limited liability company, as a Lender

By:	/s/ Dale P. Grzenia
Name:	Dale P. Grzenia
Title:	First Vice President

ANNEX I

See attached.